FREMONT GENERAL ANNOUNCES SIGNIFICANT DEVELOPMENTS

•	Sale of the Company’s commercial real estate lending business to iStar Financial Inc.

•	Agreement for investment in the Company by an investor group led by Gerald J. Ford

•	Gerald J. Ford, Carl B. Webb and J. Randy Staff to become Chairman, CEO and CFO, respectively, of the Company

(SANTA MONICA, CALIFORNIA) – May 22, 2007: Fremont General Corporation (the “Company”) (NYSE:FMT), doing business primarily through its wholly-owned industrial bank, Fremont Investment & Loan (the “Bank”), today announced definitive agreements for the sale of the Company’s commercial real estate lending business, the sale of a minority interest in the Company and the appointment of new senior management.

The agreements call for:

•	The sale to iStar Financial Inc. (NYSE:SFI, “iStar”) of the Company’s commercial real estate lending business and outstanding loan portfolio. The Company, at closing, will receive cash of approximately 30% of the net loan portfolio, or $1.9 billion, and a participation interest equal to approximately 70% of the net loan portfolio, which will bear interest at LIBOR + 150 basis points, subject to certain conditions. iStar intends to retain the majority of the Company’s commercial real estate related employees, facilities and operations.

•	A minority investment in the Company by an investor group led by Gerald J. Ford (the “Investor Group”). Under this transaction, the Investor Group will acquire a combination of approximately $80 million in exchangeable non-cumulative preferred stock of the Bank and warrants to acquire additional common stock of the Company.

•	Mr. Ford will become Chairman of the Board of the Company and the Bank, and the Company and the Bank will name two affiliated executives to senior positions: Carl B. Webb as Chief Executive Officer and J. Randy Staff as Chief Financial Officer. Mr. Webb will also be a Director of the Company and the Bank.

“These transactions provide a major turning point for Fremont General. The transaction with iStar allows us to exit our existing commercial real estate lending business while retaining an earning asset that provides a bridge to the development of new lending businesses. The investment led by Mr. Ford will provide part of the foundation to building these new businesses,” said Louis J. Rampino, CEO of Fremont.

“Mr. Ford intends to build new lending businesses around Fremont’s existing retail deposit business. Our Retail Bank would thus continue its 70-year history of offering first-class customer service and competitively priced Certificate of Deposits and Savings Accounts across its network of California branch offices,” said Mr. Rampino. “Fremont’s Retail Bank will begin to explore new products and services that will meet the needs of current customers as well as appeal to new market segments.”

“This transaction does not affect customer accounts and our customers can continue to visit their local branch office for their on-going savings needs. Customer Deposits remain fully insured by the FDIC up to at least $100,000, and retirement accounts remain insured separately up to an additional $250,000,” he added.

“My associates and I are excited about this opportunity and look forward to returning to the banking business in California,” said Mr. Ford.

The minority investment by the Investor Group includes exchangeable non-cumulative preferred stock in the Bank that will be exchangeable into Company common stock at a price of $8.44 per share, subject to certain adjustments. The Investor Group also will receive warrants for an additional 7.1 million shares of the Company’s common stock. These warrants have a term of approximately 15 months and a strike price of $8.44, subject to certain adjustments. Subject to stockholder approval, the Investor Group also will receive warrants to purchase an additional approximately 4 million shares (under the same terms as the initial warrants), for a total of 11.1 million shares. If the stockholders approve issuance of the additional warrants, the conversion price of the preferred stock and warrants would increase to $9.00 per share, subject to certain adjustments. Assuming the issuance of all the common shares underlying the preferred stock and the warrants, the Investor Group will hold approximately 20 percent of the then outstanding common stock of the Company.

The iStar transaction is subject to regulatory clearance and customary closing conditions and is expected to close by June 30, 2007. The minority investment is expected to close within 30 days following receipt of final regulatory approval.

Fremont also confirmed that Ellington Capital Management is the acquiring party in the Company’s previously disclosed Letter of Intent to sell its sub-prime residential real estate business, which remains in effect.

The Company announced on April 25, 2007, that the Audit Committee and the Board of Directors has engaged Squar, Milner, Peterson, Miranda & Williamson, LLP, (“Squar Milner”) as its independent registered public accounting firm. The Company has filed its applicable SEC filings related to its residential loan servicing activities with Squar Milner’s attestation on the Company’s Regulation AB compliance.

In connection with the proposed minority investment transaction, a proxy statement relating to certain of the matters discussed in this news release is expected to be filed with the SEC. When filed, copies of the proxy statement and other related documents may be obtained free of charge on the SEC website (www.sec.gov). THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from the Company’s stockholders in connection with certain of the matters discussed in this news release. Information regarding such persons and their interests in the Company is contained in the Company’s proxy statements and annual reports on Form 10-K filed with the SEC. Stockholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the matters discussed in this news release, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the matters discussed in this news release, which are expected to be filed with the SEC.

Regulatory Filings

The Company’s periodic reports as filed with the SEC can be accessed at www.fremontgeneral.com and on the EDGAR section of the SEC’s website at www.sec.gov.

About iStar Financial Inc.

iStar is a leading publicly traded finance company focused on the commercial real estate industry. iStar primarily provides custom-tailored investment capital to high-end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, as well as corporate net lease financing and equity. iStar, which is taxed as a real estate investment trust, seeks to deliver strong dividends and superior risk-adjusted returns on equity to its stockholders by providing innovative and value added financing solutions to its customers.

About Gerald J. Ford

Over the past 30 years, Gerald J. Ford has acquired, consolidated and sold more than 40 financial institutions and financial services companies, including mortgage lenders and depository institutions. Mr. Ford was Chairman and Chief Executive Officer of Golden State Bancorp Inc. from 1994 through 2002 when the company was sold to Citigroup for $5.8 billion. Carl B. Webb served as President and Chief Operating Officer and J. Randy Staff served as Executive Vice President and Chief Financial Advisor of Golden State Bancorp Inc.

About Fremont General

Fremont General Corporation is a financial services holding company. To find out more about Fremont General, or to subscribe to the Company’s Email Alert feature for notification of Company news and events, please visit www.fremontgeneral.com.

Forward-Looking Statements

This news release may contain “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements and the Company’s currently reported results are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. These statements and the Company’s reported results are not guarantees of future performance and there can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially and adversely from the Company’s projected or reported results as a result of significant risks, uncertainties and assumptions that are difficult to predict, including:

•	the impact of the Company’s withdrawal from the sub-prime residential real estate mortgage lending business;

•	the probability of the closing of the transactions outlined in the definitive agreements to sell the Company’s commercial real estate lending business and to enter into an agreement for the minority investment in the Company;

•	the probability of the completion of the proposed agreement to sell substantially all of the Company’s sub-prime residential real estate business and loans;

•	changes in the interest rate and competitive environments;

•	changes in general and specific economic conditions and trends;

•	changes in asset and loan valuations and the costs of originating loans;

•	changes in the volumes of loans originated, loans sold, the pricing of existing and future loans, and the values realized upon the sale of such loans;

•	access to the necessary capital and deposit resources to fund loan originations and the condition of the whole loan sale and securitization markets;

•	the impact of home price valuations and other changes in the commercial and residential real estate markets;

•	the effect of litigation, state and federal legislation and regulations, and development of, and the variability in determining, the allowance for loan losses;

•	the impact of the Cease and Desist Order issued by the Federal Deposit Insurance Corporation on the Company’s ability to conduct its business;

•	the impact of changes in federal and state tax laws and interpretations, including tax rate changes;

•	the ability to maintain an effective system of internal and financial disclosure controls, and to identify and remediate any control deficiencies, under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

•	other events and factors beyond our control.

For a more detailed discussion of risks and uncertainties, see the Company’s public filings with the SEC. The Company undertakes no obligation to publicly update any forward-looking statements.

CONTACT: Investor Relations – Phone: (310) 315-5500

WEBSITE: www.fremontgeneral.com

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